Exhibit 99.8

AZZ Year-End 2006 Financial Results

April 7, 2006

AZZ incorporated Reports Results for the Fourth Quarter and Fiscal-Year 2006

For the twelve months – Revenues Increase 23%, Net Income up 63%, Earnings Per Share

Increased 59% and Backlog is up 14%

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame, Joe Diaz, or Robert Blum
Internet: www.lythampartners.com

April 7, 2006 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services today announced unaudited financial results for the three and twelve-month periods ended February 28, 2006. Revenues for the fourth quarter increased 33 percent to $50.3 million, compared to $37.9 million for the comparable period last year. Net income rose 78 percent to $2.6 million, or $0.45 per diluted share, compared to net income of $1.5 million, or $0.26 per diluted share, in last year’s fiscal fourth quarter.

Backlog at the end of the fourth quarter was $73.8 million, compared to $83.1 million at the end of the previous quarter and $64.8 million for the fourth quarter of last year. Incoming orders for the fourth quarter totaled $40.9 million while shipments for the quarter totaled $50.3 million, resulting in a book to ship ratio of 81 percent for the quarter.

For the fiscal year revenues increased 23 percent to $187.2 million, compared to $152.4 million for the comparable period last year. Net income for the year was up 63 percent to $7.8 million, or $1.38 per diluted share, compared to $4.8 million, or $0.87 per diluted share for the comparable twelve-month period last year. Incoming orders for the twelve-month period were $196.2 million, while year to date shipments totaled $187.2 million, resulting in a book to ship ratio of 105 percent.

Outstanding debt at the end of the fiscal year was $19.9 million, down 32 percent from the same period last year, resulting in a long-term debt to equity ratio of .16 to 1.

David H. Dingus, president and chief executive officer of AZZ incorporated, commented, “We are pleased to again report strong double digit improvement in our revenues, net income, fully diluted earnings per share and backlog for the fiscal year. The revenue and earnings results for fiscal 2006 exceeded our previously issued guidance. We were fortunate that customer scheduled shipment dates were maintained, and in some cases expedited. The fourth quarter was also favorably impacted by several quick turn jobs and increased demand for our hot dip galvanizing services. Fiscal 2006 was a year of improved market conditions, which facilitated our aggressive pricing and minimum margin strategies. We did see some reduction in the

AZZ Year-End 2006 Financial Results

April 7, 2006

number of new electrical quotations, primarily to our utility customers in the fourth quarter. It is difficult at this time to determine if this is a trend or seasonal. However the dollar value of the outstanding quotes did increase over the previous quarter due primarily to several large international quotations. Since the end of the fiscal year, we have seen an improved level of bookings. We were able to close a large high voltage transmission order for the Middle East in the month of March, which has very favorably impacted our current backlog. We believe the book to ship ratio of 81 percent for the quarter was more a factor of timing of receipt of orders rather than reduced total market demand. Due to the lead times associated with the delivery of our backlog, the timing of receipt of orders is critical to our ability to minimize the fluctuation in quarterly results. Competitive pricing conditions continue and we are still experiencing significant cost increases particularly in zinc. Demand for our galvanizing services showed a double digit increase in the fourth quarter as well as for the fiscal year, and margins remained strong despite the increases in zinc cost.”

Revenues for the Electrical and Industrial Products Segment were $33.9 million for the fourth quarter, compared to $24.5 million in the previous year’s fourth quarter, an increase of 38 percent. Operating income for this segment increased 85 percent to $4.3 million, compared to $2.3 million in the fourth quarter of last year. For the fiscal year ended February 28, 2006, revenues increased 23 percent to $123.7 million and operating income rose 56 percent to $11.4 million, which compared favorably to the $100.5 million and $7.3 million, respectively, in the prior fiscal year.

Revenues for the Company’s Galvanizing Service Segment were $16.4 million for the fourth quarter, compared to $13.4 million in the previous year’s comparable quarter, an increase of 22 percent. Operating income was up 44 percent to $3.5 million in the fourth quarter as compared to $2.4 million in the same quarter last year. For the fiscal year, revenues increased 22 percent to $63.4 million, and operating income rose 33 percent to $12.7 million compared to $51.9 million and $9.6 million, respectively, for the prior fiscal year.

Mr. Dingus concluded, “While we anticipate that current market demand will continue, and in some cases improve, the timing of the projects and release of orders will likely limit our ability to recognize the full benefit of this in fiscal 2007. This combined with a continuation of competitive pricing due to excess capacity and a continuing increase in commodity pricing, particularly zinc, could inhibit our growth opportunities in fiscal 2007 and keep pressure on our margins. We will continue our efforts to aggressively manage our way through these conditions in order to build upon the accomplishments of fiscal 2006. Based upon evaluation of information currently available to management, we are estimating fiscal 2007 earnings to be within the range of $1.45 to $1.55 per diluted share and revenues to be within the range of $195 to $205 million.”

AZZ incorporated will conduct a conference call to discuss financial results for the fourth quarter and fiscal year 2006 at 11:00 A.M. Eastern on April 7, 2006. Interested parties can access the call at (877) 356-5706 or (706) 643-0580 (international). The call will be web cast via the Internet at www.azz.com/AZZinvest.htm. A replay of the call will be available for three days at (800) 642-1687, of (706) 645-9291 (international) confirmation #7158318, or for 30 days at www.azz.com/AZZinvest.htm.

AZZ Year-End 2006 Financial Results

April 7, 2006

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of industrial, power generation, transmission and distribution, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Except for the statements of historical fact, this release may contain forward-looking statements that involve risks and uncertainties some of which are detailed from time to time in documents filed by the Company with the SEC. Those risks and uncertainties include, but are not limited to: changes in customer demand and response to products and services offered by the company, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material costs, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets the Company serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, adequacy of financing, and availability of experienced management employees to implement the Company’s growth strategy. The Company can give no assurance that such forward-looking statements will prove to be correct. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of information, future events or otherwise.

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Condensed financial tables on attached page

AZZ Year-End 2006 Financial Results

April 7, 2006

AZZ incorporated

Condensed Consolidated Statement of Income

(in thousands except per share amount)

	Three Months Ended		Twelve Months Ended
	February 28, 2006	February 28, 2005	February 28, 2006	February 28, 2005
	(unaudited)	(audited)	(unaudited)	(audited)
Net sales	$50,275	$37,927	$187,184	$152,428
Income before taxes	$3,981	$2,077	$12,031	$7,407
Net income	$2,593	$1,460	$7,827	$4,812

Net income per share
Basic	$0.46	$0.27	$1.40	$.88
Diluted	$0.45	$0.26	$1.38	$.87
Diluted average shares outstanding	5,757	5,538	5,658	5,517

Condensed Consolidated Balance Sheet

(in thousands)

	February 28, 2006	February 28, 2005
	(unaudited)	(audited)
Assets:
Current assets	$63,451	$51,162
Net property, plant and equipment	$35,697	$35,312
Other assets, net	$41,878	$42,161

Total assets	$141,026	$128,635

Liabilities and shareholders’ equity:
Current liabilities	$35,533	$26,324
Long term debt due after one year	$14,375	$23,875
Other liabilities	$3,849	$3,117
Shareholders’ equity	$87,269	$75,319

Total liabilities and shareholders’ equity	$141,026	$128,635

Condensed Consolidated Statement of Cash Flow

(in thousands)

	Twelve Months Ended	Twelve Months Ended
	February 28, 2006	February 28, 2005
	(unaudited)	(audited)
Net cash provided by (used in) operating activities	$12,304	$6,394
Net cash provided by (used in) investing activities	$(5,944)	$(6,638)
Net cash provided by (used in) financing activities	$(5,618)	$(684)

Net increase (decrease) in cash and cash equivalents	$742	$(928)
Cash and cash equivalents at beginning of year	$517	$1,445

Cash and cash equivalents at end of quarter	$1,259	$517

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